Exhibit 99.1

Contacts

MEDIA CONTACT
Jessica Rogers
Polaris Inc.
phone: 763-513-3445
Jessica.Rogers@polaris.com

INVESTOR CONTACT
Richard Edwards
Polaris Inc.
phone: 763-513-3477
Richard.Edwards@polaris.com

Polaris Appoints Michael Speetzen as Interim CEO

John Wiehoff Appointed Board Chair

Bob Mack Appointed Interim Chief Financial Officer

MINNEAPOLIS--(BUSINESS WIRE)--December 22, 2020--Polaris Inc. (NYSE: PII) today announced its Board of Directors appointed Michael Speetzen, Polaris’ executive vice president and Chief Financial Officer, to serve as interim Chief Executive Officer. John Wiehoff, the Company’s Lead Independent Director, has been appointed Chair of the Board; and Bob Mack, Polaris’ senior vice president of Corporate Development & Strategy and president of Global Adjacent Markets and Boats, has been appointed interim Chief Financial Officer. Each of these appointments will be effective January 1, 2021 and follow the previously announced departure of Chairman and CEO Scott Wine at the end of the year.

“We appreciate Mike and Bob taking on these expanded roles while we progress our CEO search,” said Wiehoff. “Mike and Bob have made significant contributions to Polaris’ success during their respective tenures. In addition to leading the Company’s finance organization and expertly managing the liquidity of Polaris during this global pandemic, Mike has helped shape and drive key growth initiatives, including Polaris’ digital transformation and productivity enhancements. Bob’s operational accomplishments and financial experience leading Polaris’ M&A and corporate development strategy are well-suited to advance Polaris’ strong financial foundation. We are confident that Mike and Bob, and the deep understanding they bring of both the business and the industry, will enable a seamless transition during this interim period.”

“I have witnessed time and again the Polaris team’s passion and commitment to delivering for all of our stakeholders,” said Speetzen. “I am excited to lead the continued execution of our strategy and accelerate the positive momentum underway across the organization.”

About Michael Speetzen

Speetzen joined Polaris in August 2015 as executive vice president, Finance and Chief Financial Officer. Prior to joining Polaris, Speetzen was senior vice president and CFO of Xylem, Inc. since 2011, when the Company was formed from the spinoff of the water businesses of ITT Corporation. He joined ITT in 2009. Speetzen was responsible for the financial planning, accounting, controls, treasury, M&A activity, investor relations and strategy of Xylem Inc. Prior to joining ITT, he served as executive vice president and CFO for the StandardAero Company owned by the private equity firm Dubai Aerospace Enterprise. Previously, he held positions of increasing responsibility in the finance functions at Honeywell and General Electric. Speetzen currently serves on the Board of Directors of Pentair. Speetzen earned his Master of Business Administration from Thunderbird School of Global Management at Arizona State University and his bachelor’s degree in management from Purdue.

About Bob Mack

Mack joined Polaris in April 2016 as senior vice president of Corporate Development and Strategy, and president of Adjacent Markets. Prior to joining Polaris, Mack was vice president, Corporate Development for Ingersoll Rand. In that role he had global responsibility for its acquisition and divestiture activities. With Ingersoll Rand for 20 years, Mack held a variety of sales, financial, M&A, and operational positions with the Company. Mack currently serves on the Board of Directors of West Marine and is chairman of the Audit Committee. He received his Master of Business Administration from Duke University and his Bachelor of Business Administration from Siena College, and is a certified public accountant (inactive).

About John Wiehoff

Wiehoff has served as a member of the Polaris Board of Directors since 2007 and as Lead Independent Director since 2013. He serves as the Chair of the Corporate Governance and Nominating Committee. Wiehoff served as Chairman of the Board and CEO for C.H. Robinson, retiring in May 2020 and May 2019, respectively. Previous positions with C.H. Robinson include president, senior vice president, CFO, treasurer, and corporate controller. Prior to joining C.H. Robinson in 1992, he was employed by Arthur Andersen LLP. Wiehoff also serves on the Board of Directors of Donaldson Company, Inc and U.S. Bancorp.

About Polaris

As the global leader in powersports, Polaris Inc. (NYSE: PII) pioneers product breakthroughs and enriching experiences and services that have invited people to discover the joy of being outdoors since our founding in 1954. With annual 2019 sales of $6.8 billion, Polaris’ high-quality product line-up includes the Polaris RANGER, RZR and GENERAL side-by-side off-road vehicles; Sportsman all-terrain off-road vehicles; Indian Motorcycle mid-size and heavyweight motorcycles; Slingshot moto-roadsters; snowmobiles; and deck, cruiser and pontoon boats, including industry-leading Bennington pontoons. Polaris enhances the riding experience with parts, garments and accessories, along with a growing aftermarket portfolio, including Transamerican Auto Parts. Polaris’ presence in adjacent markets includes military and commercial off-road vehicles, quadricycles, and electric vehicles. Proudly headquartered in Minnesota, Polaris serves more than 100 countries across the globe. www.polaris.com.